Exhibit 99.1

PRESS RELEASE

International Smart Sourcing, Inc. Reduces Exercise Price
and Extends Expiration Date of Outstanding Warrants

Farmingdale, NY, December 5, 2006 –International Smart Sourcing, Inc. (OTCBB: ISSG) announced today that the Company had reduced the exercise price and extended the expiration date of its publicly traded common stock purchase warrants (ISSGW).

The warrants were issued as part of the initial public offering of the Company on April 23, 1999.   Prior to the current action, each warrant entitled the holder to purchase  5.1546378 shares of common stock for a total purchase price of $4.85 per warrant (i.e. $0.97 per share of common stock).  This action by Company has reduced the total exercise price of each warrant from $4.85 to $1.03092756 (i.e.,  $0.20 per share of common stock).   The Company also extended the expiration date of the warrants by three years, from April 23, 2007 until April 23, 2010.

No fractional shares will be issued in connection with the exercise of warrants by warrant holders.  If an exercise by a warrant holder of all or a portion of its warrants would otherwise result in the issuance of a fractional share, the Company will deduct the amount of the exercise price attributable to the fractional share from the aggregate exercise price payable by the warrant holder.

David Hale, President of the Company commented, “We are committed to the loyal shareholders and warrant holders who have supported our company throughout the years.  We are pleased to take action which will increase the possibility that the warrants will become economically feasible to exercise at some future date while at the same time benefiting our company through the proceeds of such exercise.”

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such statements are subject to risks and uncertainties, which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company’s strategic relationships, the impact of intense competition and changes in our industry.

Company Contact:
David Hale, Chairman and President
Phone: (631) 293-4796
dave@smart-sourcing.com